Exhibit 11.1

Fahn Kanne & Co.
Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 23, 2017, with respect to the financial statements of Medivie USA Inc., contained in the Offering Statement on Form 1-A. We consent to the use of the aforementioned report in the Offering Statement on Form 1-A.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

February 23, 2017

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.